Exhibit 99.1


         Speedemissions Opens 2 Testing Facilities in Sears AutoCenters
                       Greater Dallas - Ft. Worth Market

Atlanta, GA. December 3, 2007, Speedemissions, Inc. (OTC Bulletin Board: SPMI -
News).

Speedemissions Inc. announced that it has opened its first 2 stores in the Dallas market in Sears Auto Center at Sears, Roebuck and Co. department stores at the Irving Mall in Irving, TX. and the Richardson Square Mall in Richardson, TX. Within the next few months Speedemissions will operate its vehicle emissions testing and safety inspection business in 13 Sears Auto Centers in the Dallas-Ft. Worth, Texas trade area. Speedemissions will use its longtime Houston trade name of Mr. Sticker, with the locations being called - Mr. Sticker at Sears.

Rich Parlontieri, President/CEO stated, "We're pleased to be able to work with Sears on serving the emissions testing and safety inspection market in Dallas and Ft. Worth and look forward to providing Sears customers the convenience, service and value that they expect to find at a Sears Auto Center".

About  Speedemissions Inc.  at: www.speedemissions.com

Speedemissions, Inc. based in Atlanta, Georgia, plans to become the leading vehicle emissions testing (and safety inspection where required) company in the United States in areas where emission testing is mandated by the Environmental Protection Agency (EPA). Since the emission testing business is highly fragmented, Speedemissions expects to be the first company to create a national brand offering their customers quick and efficient vehicle emission testing service. The focus of the company at the present time is the Atlanta, GA. Houston, TX. and Salt Lake City, UT. markets.

Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward- looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to continued market acceptance for Speedemissions' products and services, its ability to succeed in growing revenue, the effect of new competitors in its market, integration of acquired businesses and other risk factors identified from time to time in its filings with the Securities and Exchange Commission.

For further information: Contact Suzanne Brown, Investor Relations, 770-306-7667, ext. 229.